EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 30th day of April, 2018, by and between Capitol Federal Savings Bank (hereinafter referred to as the "Bank") and Bob Kobbeman (the "Employee").

WHEREAS, in connection with the proposed acquisition of Capital City Bancshares, Inc. (“CC”) and its wholly owned subsidiary, Capital City Bank (“CCB”) by Capitol Federal Financial, Inc. (the “Company”) (the “Merger”), the Bank desires to hire the Employee as Executive Vice President of the Bank, and the Employee desires to provide his services to the Bank on the terms and subject to the conditions set forth herein; and

WHEREAS, the Bank desires to be ensured of the Employee’s active and full-time participation in the business of the Bank; and

WHEREAS, the Board of Directors of the Bank has approved and authorized the execution of this Agreement with the Employee to take effect as stated in Section 2 hereof.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.    Definitions.

(a)     The term "Commencement Date" means the date of closing of the Merger.

(b)     The term "Date of Termination" means the date upon which the Employee ceases to serve as an employee of the Bank.

(c)     The term "Involuntary Termination" means a termination of the employment of the Employee without the Employee’s express written consent, and shall include a termination by the Employee as a result of any of the following: (1) a material diminution of or interference with the Employee’s duties, titles, responsibilities and benefits as Executive Vice President of the Bank, (2) a change in the principal workplace of the Employee to a location outside of a 30 mile radius from the Bank’s headquarters office as of the date hereof, (3) a material reduction in the number or seniority of other Bank personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of a Bank-or Company-wide reduction in staff, (4) a material reduction in the Employee’s salary or a material adverse change in the Employee’s perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the executive management of the Bank or the Company, or (5) a material permanent increase in the required hours of work or the workload of the Employee; provided in each case that Involuntary Termination shall mean a cessation or reduction in the Employee’s services for the Bank and the Company (and any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(h)(3) that constitutes a “Separation from Service” as determined under Section 409A of the Code, taking into account all of the facts, circumstances, rules and presumptions set forth in Treasury Regulation §1.409A-1(h) and that also constitutes an involuntary Separation from Service under Treasury Regulation §1.409A-1(n). In addition, before the Employee terminates his employment pursuant to clauses (1) through (5) of the preceding sentence, the Employee must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date they received the written notice from the Employee. If the Bank remedies the condition within such thirty (30) day cure period, then the Employee shall not have the right to terminate his employment as the result of such event. If the Bank does not remedy the condition within such thirty (30) day cure period, then the Employee may terminate his employment as the result of such event at any time within sixty (60) days following the expiration of such cure period. The term "Involuntary Termination" does not include Termination for Cause or termination of employment due to retirement, death, disability or suspension or temporary or permanent prohibition from participation in the conduct of the Bank’s affairs under Section 8 of the Federal Deposit Insurance Act ("FDIA").

(d)     The terms "Termination for Cause" and "Terminated For Cause" mean termination of the employment of the Employee because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Bank at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

(e)    The term “Code” means the Internal Revenue Code of 1986, as amended, or any successor code thereto.

(f)    The term “Section 409A” means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

2.     Term. The term of this Agreement shall be a period of two years beginning on the Commencement Date, subject to earlier termination as provided herein.

3.    Employment. The Employee accepts employment as Executive Vice President of the Bank as of the Commencement Date. As such, the Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities and shall have such other powers and duties of an officer of the Bank as the Board of Directors may prescribe from time to time.

4.    Compensation.

(a)     Salary. The Bank agrees to pay the Employee during the term of this Agreement, not less frequently than bi-weekly, the salary established by the Board of Directors, which shall be at least $300,000 annually. The amount of the Employee's salary shall be reviewed by the Board of Directors, beginning not later than July 1 following the Commencement Date and on or before July 1 of each year thereafter. Adjustments in salary or other compensation shall not limit or reduce any other obligation of the Bank under this Agreement. The Employee's salary in effect from time to time during the term of this Agreement shall not thereafter be reduced.

(b)     Discretionary Bonuses. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in the Short-Term Performance Plan and Deferred Incentive Bonus Plan as authorized and declared by the Board of Directors to its executive employees, and in all other discretionary bonuses as authorized and declared by the Board of Directors to its executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such plans or bonuses when and as declared by the Board of Directors. Any discretionary bonus shall be paid not later than 2½ months after the year in which the Employee obtains a legally binding right to the bonus. If the discretionary bonus cannot be paid by that date, then it shall be paid on the next following April 15, or such other date during the year as permitted under Section 409A.

(c)     Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

5.    Benefits.

(a)     Participation in Retirement and Employee Benefit Plans. The Employee shall be entitled to participate in all plans relating to pension, thrift, profit-sharing, group life and disability insurance, medical and dental coverage, education, and other retirement or employee benefits or combinations thereof, in which the Bank's executive officers participate. Employee may begin participating on the first day of the month following the Commencement Date, unless a waiting period is otherwise required by the insurance carrier or plan administrator. If medical and dental coverage at CCB does not continue during the period between the Commencement Date and the first day of the month following the Commencement Date COBRA or other medical and dental coverage will be provided to the Employee, at the Bank’s expense.

(b)     Fringe Benefits. The Employee shall be eligible to participate in, and receive benefits under, any fringe benefit plans which are or may become applicable to the Bank's executive officers, including, without limitation, the Company's Equity Incentive Plan.

6.    Paid time off; Leave. The Employee shall be entitled to annual paid time off and Extended Illness Bank benefits in accordance with the policies established by the Board of Directors for executive employees and upon such conditions as the Board of Directors may determine in its discretion. The employee will receive years of service credit for those years of employment with CCB.

7.    Termination of Employment.

(a)     Involuntary Termination. The Board of Directors may terminate the Employee’s employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee’s right to compensation or other benefits under this Agreement. In the event of Involuntary Termination other than concurrently with or after a Change in Control as set forth in the Change of Control Agreement designated in Exhibit A, (1) the Bank shall pay to the Employee during the remaining term of this Agreement, the Employee’s salary at the rate in effect immediately prior to the Involuntary Termination, payable in such manner and at such times as such salary would have been payable to the Employee under Section 4 if the Employee had continued to be employed by the Bank, and (2) the Bank shall provide to the Employee during the remaining term of this Agreement substantially the same benefits as the Bank maintained for its executive officers immediately prior to the Involuntary Termination, including Bank-paid dependent medical and dental coverage, provided that if either the Bank is unable to provide such insurance coverage in-kind or the continuation of such insurance coverage would trigger excise taxes under Section 4980D of the Code, then the Bank shall make a lump sum cash payment to the Employee equal to the projected cost of providing such insurance coverage for the remaining term of this Agreement, with the projected cost to be based on the costs being incurred immediately prior to the Involuntary Termination as increased by 10% on each scheduled renewal date. If the Employee is a “Specified Employee” (as defined in Section 409A of the Code) at the time of his Separation from Service, then payments under this Section 7(a) which are not considered paid on account of an involuntary separation from service (as defined in Treasury Regulation §1.409A-1(b)(9)(iii)), and as such constitute deferred compensation under Section 409A of the Code, shall not be paid until the 185th day following the Employee’s Separation from Service, or his earlier death (the “Delayed Distribution Date”). Any payments deferred because of the preceding sentence shall be accumulated without interest and paid with the first payment that is payable in accordance with the preceding sentence and Section 409A of the Code. To the extent permitted by Section 409A of the Code, amounts payable under this Section 7(a) which are considered deferred compensation shall be treated as payable after amounts which are not considered deferred compensation.
(b)     Termination for Cause. In the event of Termination for Cause, the Bank shall pay the Employee the Employee's salary and benefits through the Date of Termination, and the Bank shall have no further obligation to the Employee under this Agreement.

(c)     Voluntary Termination. The Employee's employment may be voluntarily terminated by the Employee at any time upon 90 days written notice to the Bank or upon such shorter period as may be agreed upon between the Employee and the Board of Directors. In the event of such voluntary termination, the Bank shall be obligated to continue to pay to the Employee the Employee's salary and benefits only through the Date of Termination, at the time such payments are due, and the Bank shall have no further obligation to the Employee under this Agreement.

(d)     Change in Control. The Bank and Company will enter into a Change of Control Agreement with the Employee in the same format and with the same benefits provided to other executive officers of the Bank.

(e)     Death; Disability. In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Bank the salary and benefits of the Employee through the last day of the calendar month in which the Employee died. If the Employee becomes disabled as defined in the Bank’s then current disability plan, if any, or if the Employee is otherwise unable to serve in his current capacity, this Agreement shall continue in full force and effect, except that the salary paid to the Employee shall be reduced by (i) any disability insurance payments made to Employee on policies of insurance maintained by the Bank at its expense, and (ii) by any other Bank sponsored program, so that Employee shall not receive payments under a Bank paid insurance policy and a Bank sponsored program in excess of the payments required under this Agreement.

(f)     Temporary Suspension or Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(g)     Permanent Suspension or Prohibition. If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(h)     Default of the Bank. If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(i)     Termination by Regulators. All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (1) by the Comptroller of the Currency, or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Comptroller of the Currency, or his or her designee, at the time the Comptroller of the Currency, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller of the Currency to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

(j)    Notwithstanding any other provision contained in this Agreement, if either (i) the time period for making any cash payment under this Section 7 commences in one calendar year and ends in the succeeding calendar year or (ii) in the event any payment under this Section 7 is made contingent upon the execution of a general release and the time period that the Employee has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

8.    Certain Reduction of Payments by the Bank.

(a)     Notwithstanding any other provision of this Agreement, if payments under this Agreement, together with any other payments received or to be received by the Employee in connection with a Change in Control would cause any amount to be nondeductible for federal income tax purposes pursuant to Section 280G of the Code, then benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize payments to the Employee without causing any amount to become nondeductible. If the payments and benefits to the Employee are required to be reduced pursuant to this Section 8(a), then the cash severance payable pursuant to Section 7(d) of this Agreement shall be reduced first.

(b)     Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and any regulations promulgated thereunder.

9.    No Mitigation. The Employee shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the Date of Termination or otherwise.

10.    Attorneys’ Fees. In the event the Bank exercises its right of Termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 19 that cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

11.    Non-Solicitation and Non-Compete. During the one-year period immediately following the Date of Termination, the Employee shall not directly or indirectly solicit, encourage, or induce any depositor or customer of the Company or the Bank or any affiliate of either the Company or the Bank, to discontinue or curtail any business relationship with the Company, the Bank or any such affiliate, or directly or indirectly induce or attempt to persuade any then-current employee of the Company, the Bank or any such affiliate to terminate his or her employment or hire any such employee.   For two years from the Commencement Date, if the Employee voluntarily or involuntarily terminates his or her employment with the Bank, the Employee shall not, directly or indirectly, as a director, employee, consultant or otherwise, compete with the Company, Bank, or any such affiliate by providing any services to any bank, savings association or credit union, or other mortgage, consumer or commercial lender with an office in any county in which the Company, Bank, or any such affiliate has an office.

12.    Pay to Stay. As additional consideration for continued employment and the execution of the non-solicit and non-compete provisions set forth herein, the Bank agrees to pay to Employee a bonus in the amount of $60,000 (less applicable taxes), which shall be paid to the employee in two separate payments: (a) the first payment equivalent to fifty percent (50%) of the bonus amount shall be paid to the Employee within five (5) days after the Commencement Date; and, (b) the final payment equivalent to fifty percent (50%) of the bonus amount shall be paid on or before twelve (12) months following the Commencement Date.

13.    No Assignments.

(a)     This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Section 7(d) hereof. For purposes of implementing the provisions of this Section 13(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)     This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

14.    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank at its home office, to the attention of the Board of Directors with a copy to the Corporate Secretary, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

15.    Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

16.    Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

17.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18.    Governing Law. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Kansas.

19.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

20.    Supersedes Prior Agreements. This Agreement supersedes any and all prior employment agreements entered into by and between the Employee and the Bank.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

CAPITOL FEDERAL SAVING BANK
/s/ John B. Dicus
________________________________
By:    John B. Dicus

Its:	President, Chief Executive Officer and Chairman of the Board

EMPLOYEE

/s/ Bob Kobbeman
_________________________________
Bob Kobbeman

AMENDMENT TO EMPLOYMENT AGREEMENT
BOB KOBBEMAN

This Amendment to Employment Agreement (Amendment) is made this 20th day of August 2018, between Bob Kobbeman (Employee) and Capitol Federal Savings Bank (Bank).
WHEREAS, the Employee and the Bank entered into an Employment Agreement dated April 30, 2018 (Employment Agreement);
WHEREAS, the Employee will be employed by the Bank starting September 1, 2018 as the Chief Commercial Banking Officer; and,
WHEREAS, the Employee has requested a modification to the Employment Agreement and Bank believes the requested Amendment will encourage the Employee to remain actively employed with the Bank during an essential business transition period.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is agreed as follows:

1.	Paragraph 12 of the Employment Agreement is hereby amended to state:
12. Pay to Stay.
As additional consideration for continued employment and the execution of non-solicit and non-compete provisions set forth herein, the Bank agrees to pay to Employee a bonus in the amount of $60,000 (less applicable taxes) , which shall be paid to the employee in two separate payments: (a) the first payment equivalent to fifty percent (50%) of the bonus amount shall be paid to the Employee on the regular pay period immediately following March 1, 2019; and, (b) the final payment equivalent to fifty percent (50%) of the bonus amount shall be paid on the regular pay period immediately following September 1, 2019.

2.	All other terms of the Employment Agreement shall remain the same.
IN WITNESS WEHREOF, the parties have executed this Amendment as of the day and year above written.
CAPITOL FEDERAL SAVINGS BANK
/s/ John B. Dicus
_____________________________
By: John B. Dicus
Its: President, Chief Executive Officer and
Chairman of the Board

EMPLOYEE

/s/ Bob Kobbeman
________________________________
Bob Kobbeman